Exhibit 99.1

News Release

Date:	October 22, 2015 4:00 pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

MainSource Financial Group - NASDAQ, MSFG -
Announces Earnings for the Third Quarter of 2015

•                  Net income of $9.1 million

•                  Earnings Per Share of $0.42

•                  Completed acquisition of five branches from Old National Bank

•                  ROA of 1.10%

•                  Tangible Common Equity Ratio of 9.1%

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the third quarter of 2015.  For the three months ended September 30, 2015, the Company recorded net income of $9.1 million, or $0.42 per common share, compared to net income of $8.5 million, or $0.41 per common share, in the third quarter of 2014.  During the third quarter of 2015 the Company recorded $617 thousand of expenses related to the acquisition of five branches from Old National Bank (“ONB”) and $250 thousand of severance costs related to an internal reorganization.

CEO Comments

Mr. Brown stated, “I am very pleased with our third quarter results. Net income was 8% higher than the same period one year ago and after adjusting for this quarter’s non-operating charges, which related to the branch acquisition and severance expense, was 14% higher than the third quarter of 2014.  The primary drivers of our improvement in earnings were the acquisition of MBT Bancorp, continued growth of the loan portfolio and increases in non-interest income.  Total loans have increased 19% in the past twelve months through a combination of acquisitions and organic activity.  For the most recent quarter, excluding the branch acquisition, loans grew at an annualized pace of 9%.  As a result of the loan growth, we recorded $800 thousand in provision expense for loan losses.  This was the first quarter in more than a year that we recorded a provision expense.  Given this increase in provision expense, we are very pleased with the growth in our earnings.”

Mr. Brown continued, “We had a very strong quarter in fee income.  All major categories of non-interest income increased over the third quarter of 2014 by double-digit percentages.  We continue to be pleased with our asset quality.  Loan delinquency, as measured by loans 30 days or more past due, fell to its lowest level since the Great Recession.  Non-performing assets, including troubled debt restructurings, declined by 13% to $19.3 million and represented 0.58% of total assets as of September 30, 2015, also the lowest level since the Great Recession.”

Mr. Brown concluded, “In mid-August, we consummated the purchase of five branch offices from Old National Bank. The additional branches will strengthen our market share in existing markets.  We have been very pleased with the enthusiasm of our new team members.  They have done an excellent job assisting customers through the transition and we are already experiencing growth in checking households, good loan activity and increases in referrals to our mortgage and brokerage partners.  During the quarter, we also completed the conversion of our debit card base from Visa to MasterCard.  As a result of the conversion, all of our debit card customers now have additional security through EMV chip technology.”

NET INTEREST INCOME

Net interest income was $26.1 million for the third quarter of 2015 compared to $23.1 million a year ago.  The increase in net interest income was primarily due to an increase in earning assets from the MBT Bancorp acquisition in the fourth quarter of 2014 as well as the organic growth in earning assets over the last twelve months.  Net interest margin, on a fully-taxable equivalent basis, was 3.72% for the third quarter of 2015, which was nine basis points below the third quarter of 2014 and a decrease of three basis points compared to the second quarter of 2015.  The decline in the net interest margin on a linked quarter basis was primarily driven by a decrease in the yield on earning assets while funding costs remained realtively flat and are essentially at their floors.

NON-INTEREST INCOME

The Company’s non-interest income was $13.3 million for the third quarter of 2015 compared to $11.1 million for the same period in 2014.  All major categories saw double digit percentage increases primarily due to the additional accounts and assets acquired in the MBT Bancorp acquisition in the fourth quarter of 2014.  Mortgage banking income increased by $593 thousand primarily due to the low interest rate environment and the addition of mortgage loan originators in the Company’s footprint.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $26.6 million for the third quarter of 2015 compared to $23.2 million for the same period in 2014.  The main contributor to the increase in operating expenses was the acquisition of MBT Bancorp in the fourth quarter of 2014 and the partial quarter effect of the five branches acquired from ONB.  The $3.5 million year over year increase in total expenses were primarily driven by a $1.7 million increase in employee costs and the aforementioned $617 thousand charge related to the ONB branch transaction. Employee costs increased year over year due primarily to the acquisition of MBT Bancorp in the fourth quarter of 2014.

BALANCE SHEET AND CAPITAL

Total assets were $3.34 billion at September 30, 2015, which represents a $437 million increase from a year ago.  The increase in the balance sheet was primarily related to the acquisition of MBT Bancorp in the fourth quarter of 2014, the acquisition of five branches from ONB and organic loan growth.  Loan balances (including loans that are classified as held for sale) grew $83 million on a linked-quarter basis ($37 million of these loans were purchased from ONB).  The Company’s regulatory capital ratios remain strong and as of September 30, 2015 were as follows: leverage ratio of 10.1%, tier one capital to risk-weighted assets of 14.4%, and total capital to risk-weighted assets of 15.4%.  In addition, as of September 30, 2015, the Company’s tangible common equity ratio was 9.1%.

ASSET QUALITY

Non-performing assets (NPA’s) were $19.3 million as of September 30, 2015, a decrease of $2.8 million on a linked-quarter basis.  NPA’s represented 0.58% of total assets as of September 30, 2015 compared to 0.68% as of June 30, 2015 and 1.23% as of September 30, 2014.  Net charge-offs were $1.3 million for the third quarter of 2015 and represented 0.24% of average loans on an annualized basis.  The Company recorded $800 thousand of loan loss provision expense for the third quarter of 2015.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.06% as of September 30, 2015 compared to 1.12% as of June 30, 2015 and 1.40% as of September 30, 2014.  The decrease in this percentage was primarily due to the improvement of the Company’s overall asset quality and the purchase of loans throughout the past year which are recorded at fair value with no allowance for loan losses.  As of September 30, 2015 the Company had $173 million of these loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Income Statement Summary
Interest Income	$28,113	$25,128	$82,673	$75,932
Interest Expense	2,025	2,039	6,187	6,361
Net Interest Income	26,088	23,089	76,486	69,571
Provision for Loan Losses	800	—	800	1,500
Noninterest Income:
Trust and investment product fees	1,204	1,087	3,664	3,503
Mortgage banking	2,270	1,677	6,734	4,655
Service charges on deposit accounts	6,102	5,429	16,221	15,321
Securities gains/(losses)	45	—	360	(4)
Interchange income	2,256	1,912	6,445	5,671
OREO gains/(losses)	(19)	(9)	(63)	(47)
Other	1,486	962	4,243	2,320
Total Noninterest Income	13,344	11,058	37,604	31,419
Noninterest Expense:
Employee	14,674	13,000	43,185	40,272
Occupancy & equipment	4,887	4,488	14,657	13,299
Intangible amortization	431	389	1,270	1,253
Marketing	948	769	2,413	2,127
Collection expenses	263	156	769	987
FDIC assessment	435	385	1,245	1,185
Branch acquisition expenses	617	—	617	—
FHLB advance prepayment penalty	—	—	2,364	—
Other	4,380	3,990	12,862	12,062
Total Noninterest Expense	26,635	23,177	79,382	71,185
Earnings Before Income Taxes	11,997	10,970	33,908	28,305
Provision for Income Taxes	2,886	2,513	7,474	5,869
Net Income Available to Common Shareholders	$9,111	$8,457	$26,434	$22,436

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Average Balance Sheet Data
Gross Loans	$2,045,011	$1,717,401	$1,998,144	$1,700,164
Earning Assets	2,968,740	2,577,276	2,903,728	2,592,090
Total Assets	3,282,884	2,852,965	3,211,507	2,862,203
Noninterest Bearing Deposits	587,527	455,768	560,604	449,872
Interest Bearing Deposits	2,011,895	1,779,797	1,985,100	1,786,662
Total Interest Bearing Liabilities	2,268,859	2,038,974	2,241,583	2,065,121
Shareholders’ Equity	372,301	329,974	369,400	321,554

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Per Share Data
Diluted Earnings Per CommonShare	$0.42	$0.41	$1.21	$1.09
Cash Dividends Per Common Share	0.14	0.11	0.40	0.31
Market Value - High	22.15	17.97	22.40	18.03
Market Value - Low	20.21	16.33	18.71	15.78
Average Outstanding Shares (diluted)	21,896,961	20,601,444	21,913,312	20,581,340

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Key Ratios (annualized)
Return on Average Assets	1.10%	1.18%	1.10%	1.05%
Return on Average Equity	9.71%	10.17%	9.57%	9.33%
Net Interest Margin	3.72%	3.81%	3.76%	3.85%
Efficiency Ratio	64.67%	64.73%	66.58%	67.12%
Net Overhead to Average Assets	1.61%	1.69%	1.74%	1.86%

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$2,086,313	$2,002,979	$1,990,169	$1,966,047	$1,758,003
Allowance for Loan Losses	22,023	22,473	22,638	23,250	24,549
Total Securities	909,498	859,736	871,080	867,760	840,101
Goodwill and Intangible Assets	80,985	77,707	78,126	78,546	68,772
Total Assets	3,336,615	3,240,194	3,152,830	3,122,516	2,899,952
Noninterest Bearing Deposits	606,218	568,365	550,497	513,393	464,058
Interest Bearing Deposits	2,001,380	1,966,702	1,924,737	1,954,928	1,757,641
Other Borrowings	296,655	195,745	276,719	255,652	281,582
Shareholders’ Equity	378,056	367,991	368,931	360,662	332,790

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Other Balance Sheet Data
Tangible Book Value Per Common Share	$13.76	$13.42	$13.40	$13.01	$12.90
Loan Loss Reserve to Loans	1.06%	1.12%	1.14%	1.18%	1.40%
Loan Loss Reserve to Non-performing Loans	162.14%	141.59%	161.97%	171.01%	151.80%
Nonperforming Assets to Total Assets	0.48%	0.55%	0.51%	0.52%	0.67%
NPA’s (w/ TDR’s) to Total Assets	0.58%	0.68%	0.63%	1.01%	1.23%
Tangible Common Equity/Tangible Assets	9.12%	9.18%	9.46%	9.27%	9.33%
Outstanding Shares	21,589,959	21,624,684	21,694,815 #	21,687,525	20,460,763

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Asset Quality
Special Mention Loans	$21,522	$21,975	$30,823	$34,922	$25,319
Substandard Loans (Accruing)	7,978	10,992	13,069	22,926	22,647
New Non-accrual Loans (for the 3 months ended)	2,417	4,987	3,068	3,707	4,251

Loans Past Due 90 Days or More and Still Accruing	$75	$40	$—	$—	$59
Non-accrual Loans	13,508	15,832	13,977	13,596	16,113
Other Real Estate Owned	2,437	2,065	2,201	2,688	3,190
Total Nonperforming Assets (NPA’s)	$16,020	$17,937	$16,178	$16,284	$19,362
Troubled Debt Restructurings (Accruing)	3,310	4,160	3,603	15,243	16,274
Total NPA’s with Troubled Debt Restructurings	$19,330	$22,097	$19,781	$31,527	$35,636

Net Charge-offs - QTD	$1,250	$165	$612	$1,299	$(682)
Net Charge-offs as a % of average loans (annualized)	0.24%	0.03%	0.13%	0.27%	-0.16%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	September 30	June 30	March 31	December 31	September 30
	2015	2015	2015	2014	2014
Shareholders’ Equity	$378,056	$367,991	368,931	360,662	332,790
Less: Intangible Assets	80,985	77,707	78,126	78,546	68,772
Tangible Common Equity	297,071	290,284	290,805	282,116	264,018

Total Assets	3,336,615	3,240,194	3,152,830	3,122,516	2,899,952
Less: Intangible Assets	80,985	77,707	78,126	78,546	68,772
Tangible Assets	3,255,630	3,162,487	3,074,704	3,043,970	2,831,180

Ending Shares Outstanding	21,589,959	21,624,684	21,694,815	21,687,525	20,460,763

Tangible Book Value Per Common Share	$13.76	$13.42	$13.40	$13.01	$12.90
Tangible Common Equity/Tangible Assets	9.12%	9.18%	9.46%	9.27%	9.33%

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.